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                                                                    EXHIBIT 23.1



             CONSENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


Board of Directors
Technical Olympic USA, Inc.

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 31, 2003 (except for Note 5, as to which the date is February 3, 2003) with respect to Technical Olympic USA, Inc. and our report dated January 18, 2002 with respect to Engle Holdings Corp., in the Registration Statement (Form S-4) and related Prospectus of Technical Olympic USA, Inc. for the registration of $35,000,000 10 3/8% Senior Subordinated Notes due 2012.

/s/ Ernst & Young LLP

Miami, Florida
July 10, 2003